    As filed with the Securities and Exchange Commission on February 16, 2000
                                               Registration No. 333-____________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          ----------------------------

                          DANIELSON HOLDING CORPORATION

                          ----------------------------
               (Exact Name of Registrant as Specified in Charter)


Delaware                                                  95-6021257
--------                                                  ----------
(State or other jurisdiction of incorporation or          (IRS Employer
organization)                                             Identification No.)

           767 Third Avenue, New York, New York, 10017 (212) 888-0347
           ----------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 David M. Barse
                      President and Chief Operating Officer
                          Danielson Holding Corporation
                                767 Third Avenue
                            New York, New York, 10017
                                 (212) 888-0347
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:

                             Ian M. Kirschner, Esq.
                          General Counsel and Secretary
                          Danielson Holding Corporation
                                767 Third Avenue
                            New York, New York, 10017
                                 (212) 888-0347

Approximate date of commencement of proposed sale to public: As soon as practicable after effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or investment retirement plans, check the following box. [x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Calculation of Registration Fee

Title of each            Amount to be             Proposed                Proposed                 Amount of
class of securities      registered               maximum                 maximum                  registration fee
to be registered                                  offering price          aggregate
                                                  per unit (1)            offering price
Common Stock,            900,000                  $5.25                   $4,725,000               $1247.40
$.10 par value

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of Danielson Holding Corporation's common stock on the American Stock Exchange on February 14, 2000.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

The information contained in this prospectus is not complete and may be changed. Danielson may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to completion, dated February 16, 2000

                          DANIELSON HOLDING CORPORATION

                         900,000 Shares of Common Stock

This prospectus relates to the public offering of 900,000 shares of our common stock which is held by the selling stockholders listed beginning on page 6. The selling stockholders may offer their shares of common stock through public or private transactions, on or off the American Stock Exchange, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares, and the sale of these shares is not being underwritten.

Our common stock is listed on the American Stock Exchange under the symbol "DHC." On February 14, 2000, the last reported sale price for the common stock was $5.25 per share.

You should carefully consider the risk factors beginning on page 1 of this prospectus before purchasing any of the shares offered by this prospectus.

IN ORDER TO AVOID AN "OWNERSHIP CHANGE" FOR FEDERAL TAX PURPOSES, OUR CERTIFICATE OF INCORPORATION PROHIBITS ANY PERSON FROM BECOMING A BENEFICIAL OWNER OF 5% OR MORE OF OUR OUTSTANDING COMMON STOCK, EXCEPT UNDER LIMITED CIRCUMSTANCES. CONSEQUENTLY, NO PERSON MAY ACQUIRE SHARES OF COMMON STOCK FROM THE SELLING STOCKHOLDERS IF, AFTER GIVING EFFECT TO THAT ACQUISITION, THE PERSON WOULD BENEFICIALLY OWN, EITHER DIRECTLY OR INDIRECTLY, 5% OR MORE OF THE COMPANY'S SHARES OF COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

In this prospectus, "we," "us" and "our" refer to Danielson Holding Corporation and our subsidiaries, unless the context specifically indicates otherwise.

                   The date of this prospectus is February 16, 2000.

                                Table of Contents
                                                                            Page

The Company....................................................................1

Risk Factors...................................................................1

Subsequent Event...............................................................4

Where You Can Find More Information............................................4

Forward-Looking Statements.....................................................5

Use Of Proceeds................................................................5

Selling Stockholders...........................................................6

Plan of Distribution...........................................................7

Legal Matters..................................................................9

Experts  ......................................................................9

INFORMATION NOT REQUIRED IN PROSPECTUS......................................II-1

                                   THE COMPANY

     We are a holding company incorporated in Delaware. We offer a variety of insurance products through our subsidiaries. Our largest subsidiary is National American Insurance Company of California. NAICC and its subsidiaries write workers' compensation, non-standard private passenger and commercial automobile insurance in the western United States, primarily California. We believe that through NAICC we can achieve underwriting success through refinement of various risk profiles. This helps us divide the non-standard market into more defined segments, which enables us to price our products more precisely.

     We are seeking to build stockholder value while maintaining a strong capital structure. We are also seeking to grow by developing business partnerships and making strategic acquisitions, including acquisitions that will both complement our existing operations and enable us to earn an attractive return on our investment.

     As of December 31, 1999, we have a consolidated federal net operating loss carryforward, commonly referred to as an NOL, of approximately $1.1 billion. The NOL will expire in various amounts, if not used, between 2000 and 2012. The NOL is currently fully reserved (that is, valued at $0) on our financial statements in accordance with applicable accounting rules. It will remain fully reserved unless our estimates of our future taxable income during the NOL carryforward period are increased. There is no guarantee that we will be able to increase such estimates.

     Our principal executive offices are located at 767 Third Avenue, New York, New York, 10017. Our telephone number at that address is (212) 888-0347.

                                  RISK FACTORS

     Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. Some or all of the following risks could seriously harm our business, financial condition or results of operations. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

     PROVISIONS IN OUR CERTIFICATE OF INCORPORATION THAT LIMIT OWNERSHIP AND TRANSFERABILITY OF OUR STOCK MAY ENTRENCH CURRENT MANAGEMENT AND THE CURRENT STOCKHOLDERS. We are required to issue, in our name, as escrow agent, certificates representing shares of common stock that are beneficially owned by holders of 5% or more of our stock. In addition, when we receive the written request from a 5% Stockholder to transfer their shares, we may refuse such request upon the advice of our tax counsel that such transfer would create an unreasonable risk of an "ownership change ". In no circumstances may anyone acquire 5% or more of our stock without our consent.

     ALTHOUGH WE CURRENTLY RELY ON CASH AND SHORT TERM INVESTMENTS TO MEET OUR LIQUIDITY NEEDS, WE MAY EXPERIENCE LIQUIDITY CONSTRAINTS IN THE FUTURE. In such event, we may rely on dividends and tax sharing payments from our subsidiaries. These dividends and tax sharing payments may not be available because, among other things:

     o In some cases, our subsidiaries must first receive regulatory approval before paying us dividends.

     o There are business and regulatory considerations that affect our subsidiaries, including the impact of dividends on surplus which could affect a subsidiary's insurance ratings, its competitive position, the amount of premiums that it can write and its risk-based capital requirements.

     o There may be a prolonged material decline in an insurance subsidiary's profits or materially adverse insurance regulatory developments.

     WE CANNOT BE CERTAIN THAT OUR BUSINESS PLAN WILL BE ACHIEVED. Although we have sought to grow through entering into strategic partnerships or making acquisitions, we have limited financial resources and there are constraints on our ability to issue additional stock or otherwise raise capital to finance transactions. This may prevent us from successfully consummating any future transactions.

     OUR INSURANCE BUSINESS IS AFFECTED BY MANY FACTORS OUTSIDE OF OUR CONTROL SUCH AS WEATHER CONDITIONS AND ECONOMIC ACTIVITY THAT CAN CAUSE FLUCTUATIONS IN THE RESULTS OF OUR OPERATIONS. Our business is concentrated primarily in the Western United States. If this area experiences an economic downturn, there could be fewer car sales, less demand for automobile insurance and lower policy amounts in addition to increased workers' compensation claims. Severe adverse weather conditions could also adversely affect our business. These factors, together with competitive pricing, could result in increases in our loss ratios and fluctuations in our underwriting results and net income.

     WE COMPETE BOTH WITH LARGE NATIONAL WRITERS AND WITH SMALLER REGIONAL COMPANIES IN EACH STATE IN WHICH WE OPERATE. Some of these competitors are larger and have greater financial resources than us. Some of these competitors in the workers' compensation line of business have, from time to time, decreased their prices significantly to gain market share. Our ability to grow depends on our ability to expand in the states in which we already do business and to expand into other states.

     WE ARE SUBJECT TO INSURANCE LAWS AND REGULATIONS ESTABLISHED BY THE STATES IN WHICH WE TRANSACT BUSINESS. The agencies established pursuant to these state laws have broad administrative and supervisory powers which can impact our insurance business including:

     o    the granting and revocation of licenses to transact insurance business

     o    regulation of trade practices

     o    establishment of guaranty associations

     o    licensing of agents

     o    approval of policy forms

     o    premium rate filing requirements

     o    reserve requirements

     o    the form and content of required regulatory financial statements

     o    periodic examinations of insurers' records

     o capital and surplus requirements and the maximum concentrations of certain classes of investments

     These laws, in general, also require approval of the particular insurance regulators prior to certain actions by the insurance companies, including the payment of dividends in excess of statutory limitations and certain transactions and continuing service arrangements with affiliates. The laws of most states provide for the filing of premium rate schedules and other information with the insurance commissioner of a particular state, either directly or through rating organizations. The insurance commissioner of each state generally has powers to disapprove such filings or make changes to the rates if they are found to be excessive, inadequate or unfairly discriminatory. The determination of rates is based on various factors, including loss and loss adjustment expense experience. The failure to obtain, or delay in obtaining, the required approvals could have an adverse impact on the operations of our insurance subsidiaries. We are also required by insurance regulators to maintain certain minimum amounts of capital.

     WE ARE REQUIRED TO ESTIMATE LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES. Our insurance subsidiaries establish provisions to cover their estimated liability for losses and loss adjustment expenses ("LAE") with respect to both reported and unreported claims as of the end of each accounting period. By their nature, these provisions for unpaid losses and LAE do not represent an exact calculation of liabilities. Rather, they are estimates involving management's projections as to the ultimate settlement and administration of claims. These expectations are, in turn, based on, among other things:

     o    facts and circumstances known at the time

     o    predictions of future events

     o    estimates of future trends in the severity and frequency of claims

     o    judicial theories of liability

     o    inflation

     Our insurance subsidiaries regularly review their respective reserve techniques and reserve positions and believe that adequate provision has been made for their respective unpaid losses and LAE. We cannot insure that currently established provisions for unpaid losses and LAE will prove adequate in light of subsequent actual experience. Future earnings could be adversely impacted should future loss development require increases in provisions for unpaid losses and

LAE previously established for prior periods.

     THE VOLUME OF TRADING IN OUR STOCK HAS HISTORICALLY BEEN LOW. Having a market for shares without substantial liquidity can adversely affect the price of the stock at a time an investor might want to sell his shares.

     WE CAN NOT BE CERTAIN THAT THE NOL WILL CONTINUE TO BE AVAILABLE TO OFFSET OUR TAX LIABILITY. We believe, based in part upon the views of our tax advisors, that our NOL calculations are reasonable and that it is reasonable to conclude that some or all of our NOL would be available to offset our future federal taxable income, if any. The Internal Revenue Service ("IRS") has not examined our tax returns for the years in which the losses giving rise to the NOL were reported. The IRS may attempt to challenge the amount or availability of the NOL in the event of a future tax audit. If the IRS disallows all or a portion of the NOL, the disallowance, if sustained by the courts, could have an adverse impact on our financial condition. In addition, if were to undergo an "ownership change" as such term is used in Section 382 of the Internal Revenue Code, the use of our NOL would be severely limited. Our Certificate of Incorporation contains stock transfer restrictions which were designed to help us preserve the NOL by avoiding an ownership change. We cannot be certain, however, that these restrictions will prevent an ownership change.

                                SUBSEQUENT EVENT

     In January 1999, NAICC (and its subsidiaries) entered into a workers' compensation reinsurance agreement with Reliance Insurance Company. The reinsurance agreement was to be effective from January 1,1999 through December 31, 2000, and covered workers' compensation losses in excess of $10,000 per claim, with a maximum loss per claim of $18,000. In December 1999, NAICC entered into an agreement to rescind the reinsurance agreement in exchange for a payment of $8,000,000 plus the return of all net premiums remitted to Reliance Insurance during the term of the agreement.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

     The common shares are traded on the American Stock Exchange. Material filed by us can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006.

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of the offerings described in this prospectus:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (SEC file number 001-06732 and filing date of March 30, 1999);

2. Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 1999 (SEC file number 001-06732 and filing date of May 17, 1999);

3. Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 1999 (SEC file number 001-06732 and filing date of August 13, 1999);

4. Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 1999 (SEC file number 001-06732 and filing date of August 18, 1999);

5. Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 1999 (SEC file number 001-06732 and filing date of November 15, 1999);

6. Proxy Statement on Schedule 14A for the 1999 Annual Meeting (SEC file number 001- 06732 and filing date of June 1, 1999);

7. Current Report on Form 8-K dated April 14, 1999 (SEC file number 001-06732 and filing date of May 26, 1999);

8. Current Report on Form 8-K/A dated April 14, 1999 (SEC file number 001-06732 and filing date of May 26, 1999).

     You may request a copy of these filings, at no cost, by writing or telephoning as follows: Danielson Holding Corporation, 767 Third Avenue, New York, New York, 10017 (212) 888-0347, Attention: Ian M. Kirschner, Esq.

     This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

     The selling stockholders received all of their shares of common stock in a private placement that closed in December 1999. Each selling stockholder also received registration rights when they purchased their shares. In connection with these registration rights, we are required to use our best efforts to keep the registration statement effective for no more than two years subsequent to the last date the shares were subscribed for and sold.

     The selling stockholders are offering all of the shares of common stock covered by this prospectus. We received gross proceeds of $4,162,500, and net proceeds of $4,108,500 as a result of the private placement pursuant to which the selling stockholders purchased their shares. The $54,000 difference between gross and net proceeds is a result of brokerage fees paid to an affiliated broker-dealer as more fully described in "Plan of Distribution," on page 7 below. We will not receive any proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares owned by each of the selling stockholders. All information contained in the table below is based upon their beneficial ownership as of February 11, 1999. We are not able to estimate the amount of shares that will be held by the selling stockholders after the completion of this offering because the selling stockholders may offer all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares being registered will be sold. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.


                                     Number of Shares
                                     Registered for Sale        Number of Shares
     Name of Selling Stockholder     Hereby                   Beneficially Owned

Bedford Oak Advisors, LLC            150,000                             300,000

Terry Diamond Trust                   75,000                              75,000

The Diamond Family Foundation                                  25,000                 25,000
Bernard Osher, Trustee, Bernard Osher                          50,000                 50,000
Trust U/T/D 3/8/88
Jerome Blank                                                   50,000                 50,000
Rod Dammeyer                                                   80,000                 80,000
William Pate(1)                                                20,000                 20,000
5 BF Partners                                                   5,000                  5,000
Mr. Harvey Becker                                              10,000                 41,281
Homestead Ltd.                                                 50,000                 50,000
George E. Crapple                                              10,000                 10,000
Michael G. Jesselson 12/18/80 Trust                            50,000                 50,000
October 1983 Grandchildren Trust                              100,000                100,000
Martin S. Kimmel                                               50,000                100,000(2)
Adam P. Kimmell Minority Trust II                              50,000                 50,000
Milton Cooper                                                  25,000                 25,000
Robert Wueste                                                  10,000                 15,000
Long Meadow Holdings LP                                        90,000                450,000
Total                                                         900,000              1,496,281

(1) William Pate is also one of our directors

(2) Includes 50,000 shares owned by Adam P. Kimmell Minority Trust II of which Mr. Kimmell is trustee.

     Each of the selling stockholders will own less than 1% of our common stock, either directly or beneficially, after the offering.

                              PLAN OF DISTRIBUTION

     We are registering the common stock on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in- interest selling shares received from the selling stockholders as pledgor, borrower or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of this offering.

     We paid MJ Whitman Inc. $54,000 in commissions for placing the common stock with certain selling shareholders. MJ Whitman Inc. is a registered broker-dealer. All of our executive officers are also executive officers and indirect owners of MJ Whitman Inc.

     The selling stockholders are offering shares of common stock that they received in the private placement. This prospectus covers their resale of up to 900,000 shares of common stock.

     The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions (which may involve crosses or block transactions):

     o on any national securities exchange, such as the AMEX, or quotation service on which the common stock may be listed or quoted at the time of sale,

     o    in the over-the-counter market,

     o in transactions otherwise than on such exchanges or services or in the over-the- counter market

     o    through the purchase and sale of over-the-counter options.

     In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker/dealers that in turn may sell such securities.

     At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

     Our certificate of incorporation prohibits any person from becoming a beneficial owner of 5% or more of our outstanding common stock. This restriction may significantly limit the marketability of our common stock as fewer investors will be able to acquire it than if the restriction did not exist.

     Pursuant to the Purchase Agreement with the selling stockholders, all expenses of the registration of the common stock will be paid by us, including, without limitation, the SEC filing fees; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                  LEGAL MATTERS

     The validity of the Securities offered hereby is being passed upon by Zukerman Gore and Brandeis, LLP. As of the date of this prospectus, certain members of Zukerman Gore & Brandeis, LLP who have worked on substantive matters for us or our subsidiaries will own an aggregate of 7,000 shares of common stock.

                                     EXPERTS

     KPMG LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on KPMG LLP's reports, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such expenses shall be borne by Danielson Holding Corporation. All amounts set forth below are estimates, other than the SEC registration fee.

SEC Registration Fee...................................................$1,247.40
American Stock Exchange additional listing fee.........................$17,500
Accounting Fees........................................................$8,000
Legal Fees and Expenses................................................$10,000
Miscellaneous..........................................................$8,252.60
TOTAL..................................................................$45,000


Item 15. Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Item 16. Exhibits.

     The Exhibits to this registration statement are listed in the Index to Exhibits on page II-7.

Item 17. Undertakings.

A.   Rule 415 Offering

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

     b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Request for Acceleration of Effective Date

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on February 11, 2000.

                                            DANIELSON HOLDING CORPORATION

                                            By:   /s/ Martin J. Whitman
                                                  ---------------------
                                                  Martin J. Whitman
                                                  Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David M. Barse and Martin J. Whitman and each of them or either of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated in one or more counterparts.

Signature                       Title                         Date
/s/ Martin J. Whitman           Chief Executive               February 11, 2000
---------------------
Martin J. Whitman               Officer and a
                                Director

/s/ Samuel Zell                 Chairman of the               February 11, 2000
---------------
Samuel Zell                     Board and Director

/s/ David M. Barse              President and Chief           February 11, 2000
------------------
David M. Barse                  Operating Officer
                                and a Director

/s/ Michael T. Carney           Chief Financial               February 11, 2000
---------------------
Michael T. Carney               Officer

/s/ Joseph F. Porrino           Director                      February 11, 2000
---------------------
Joseph F. Porrino

/s/ Frank B. Ryan               Director                      February 11, 2000
-----------------
Frank B. Ryan

/s/ Eugene M. Isenberg          Director                      February 11, 2000
----------------------
Eugene M. Isenberg

/s/ Wallace O. Sellers          Director                      February 11, 2000
----------------------
Wallace O. Sellers

/s/ Stanley J. Gartska          Director                      February 11, 2000
----------------------
Stanley J. Gartska

/s/ William Pate                Director                      February 11, 2000
----------------
William Pate

                                  EXHIBIT INDEX

Exhibit No.                   Description                 Location

5.1                           Opinion of                  *
                              Zukerman, Gore &
                              Brandeis, LLP,
                              regarding the legality
                              of securities being
                              offered
23.1                          Consent of KPMG             Exhibit 23
                              LLP

23.2                          Consent of                  *
                              Zukerman, Gore &
                              Brandeis, LLP
24                            Power of Attorney           Included in the
                                                          signature pages to the
                                                          Registration
                                                          Statement

-------------
* To be filed by
  amendment.